Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $4.2 MILLION, OR $0.09 PER DILUTED SHARE, FOR THE FOURTH QUARTER AND $16.9 MILLION, OR $0.35 PER DILUTED SHARE, FOR FY 2015

Strong growth in managed assets and revenue drives improved financial results for 2015 despite market headwinds in second half of year

▪

Investment Activity – New funded credit investments exceeded $700 million in the fourth quarter and $3 billion for the full year, down slightly from the prior quarter and up 71% for the full year compared to 2014.

▪

Asset Growth – Managed loans and credit investments increased by $2.3 billion to $6.9 billion, or 51%, from the prior quarter and $3.6 billion, or 106%, from the same period last year due primarily to acquisition activity and continued growth in the company’s loan portfolio.

▪

Revenue – Total revenue[1] increased by $1.0 million, or 4%, from the prior quarter to $27.7 million in the fourth quarter as net interest income increased by $1.1 million and non-interest income fell slightly. Higher interest income was driven by a 10% increase in average interest earning assets, while increases in fee revenue centered in a $2.7 million increase in asset management fees and a $2.0 million gain on the sale of equity interests were offset by a $1.3 million decrease in capital markets fees and a $3.3 million increase in unrealized losses recognized on a total return swap and loans held-for-sale compared to the third quarter.  Revenue increased $8.2 million, or 9%, for the year led by higher fee income from capital markets and asset management activities and increased interest income driven by loan growth, which was partly offset by $9.6 million of unrealized losses on a total return swap and loans held-for-sale recognized in the third and fourth quarters.

▪

Net Interest Margin – The margin narrowed to 2.45% for the fourth quarter from 2.57% in the third quarter, and 2.39% for 2015, down from 3.17% in the prior year as increases in the portfolio yield were offset by higher leverage and the cost of long-term debt issued during the year.

▪

Funding – Asset growth in the fourth quarter was supported by a combination of advances under credit facilities and long term capital from the issuance of $25 million of subordinated notes, which was available under an existing commitment, and $80 million of unsecured senior notes.

▪

Credit – Credit costs decreased slightly from the prior quarter and were down $8.7 million or 32% for the full year.  Net charge-offs reflected a recovery in the fourth quarter and were $3.4 million for 2015, down from $25.3 million in 2014.

▪	Stockholders Equity – Pre-tax ROAE was 4.3% in the fourth quarter and 4.4% for the full year compared to 5.3% last quarter and 2.9% in 2014.
▪

Corporate Developments – Acquired Boston-based FOC Partners, a credit-oriented investment manager on October 7, 2015.  Acquisition had a net neutral contribution to consolidated earnings in the fourth quarter due primarily to the impact of transaction costs and the timing of revenue recognition.

[1]	Total revenue is defined as the sum of net interest income and non-interest income

Boston, February 10, 2016 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, commercial finance company, today announced financial results for its fourth quarter of 2015, reporting net income of $4.2 million, or $0.09 per diluted share. These results compare to net income of $5.1 million, or $0.11 per diluted share in the third quarter of 2015 and $1.2 million, or $0.02 per diluted share in the fourth quarter of 2014. Operating income before income taxes was $7.1 million for the fourth quarter of 2015 compared to $8.8 million for the third quarter and $2.2 million in the fourth quarter of 2014.

The company also announced financial results for its fiscal year, reporting net income of $16.9 million, or $0.35 per diluted share for 2015 compared to $10.6 million, or $0.21 per diluted share in 2014.  Operating income before income taxes was $28.8 million for 2015 compared to $18.1 million in 2014.

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s performance: “We continued to make significant progress on our strategic priorities in 2015 despite market headwinds in the second half of the year.  We achieved most of our key objectives related to investment activity, our competitive position, scale, credit and profitability.  We originated more than $3 billion of new investments and, importantly, led more transactions than ever for our clients, ranking us fourth in the league tables for middle market sponsored lending for the year.  We achieved our scale objectives, growing managed assets by $3.5 billion to nearly $7 billion at year end.  As a result, fee revenue from capital markets and asset management activities exceeded $16 million for the year.  Our credit performance was also strong as provision expense decreased to 57 bps of average assets for the year.  Excluding market-related, unrealized losses that we recognized in the second half of the year, our core earnings have grown and profitability has improved each quarter as we expected.  Pre-tax operating income was $29 million for the year after recognizing almost $10 million of unrealized losses in the third and fourth quarters.  And, while I am proud of what we accomplished, I am equally frustrated by our stock price performance and the impact of market headwinds on the pace of progress toward our longer term profitability objectives.”

“As we head into 2016 and a period of increasing uncertainty, I believe that the Company is well positioned with significant financial flexibility and a defensive investment portfolio that is 95% first lien senior debt and highly diversified with little exposure to stressed industry sectors like energy.  Our acquisition of FOC Partners also reflects our increased focus on less capital intensive, fee-based businesses like asset management.  We now have the scale, resources and cash flow to be more flexible.  As a result we are better positioned than ever to manage through different market conditions and capitalize on opportunities.   With our stock trading at a deep discount to book value and an increasingly uncertain outlook for financial markets and economic conditions in 2016, we can consider a wider range of strategy and capital allocation options to enhance shareholder value, including additional share repurchases and dividends, as well as potential dispositions of assets that are not part of our core strategy.”

Managed and Owned Investment Portfolios

▪

Total new funded credit investments were $705 million in the fourth quarter of 2015 compared to $720 million in the prior quarter and $775 million in the same quarter last year.  The pace of investment activity slowed somewhat in the fourth quarter as demand for acquisition financing derived from new middle market leveraged buyout activity weakened due primarily to continued volatility in the financial markets and concerns about economic conditions that weighed on investor sentiment.

▪	New funded credit investments exceeded $3.0 billion for the full year, up 71% from $1.8 billion in 2014.
▪

Balance sheet runoff from scheduled amortization, prepayments and sales totaled approximately $402 million, or 11.4% of the loan balances at the beginning of the period, up from $234 million, or 7.5% of balances in the prior quarter.  Run-off in the fourth quarter included $311 million of prepayments, $45 million of loans sales and $45 million of contractual amortization compared to prepayments of $165 million, loans sales of $26 million and amortization of $44 million in the prior quarter.

▪	Average yields on new loans and other credit investments in the fourth quarter were 6.8%, up from 6.7% in the prior quarter reflecting an improved pricing environment during the period.
▪

Loans and other investments outstanding, excluding assets managed for third parties, increased by $207 million, or 6% from the prior quarter and $1.2 billion, or 46% from the end of 2014. Net loan growth in the fourth quarter was driven by lending activity generated through our Leveraged Finance and Business Credit groups.

▪

The Leveraged Finance loan portfolio increased by $141.6 million during the fourth quarter to $3.2 billion, while asset-based loan balances in our Business Credit portfolio increased 25% to $342 million, and loans and leases in our Equipment Finance portfolio held steady at $173 million.

▪

New equipment loan and lease volume was $12 million in the fourth quarter, down from $31 million last quarter and $25 million in the fourth quarter of 2014, while asset-based lending activity totaled $67 million up from $25 million last quarter and $39 million in the comparable quarter last year.  Equipment finance and asset-based lending activity represented 15% of new loan volume retained on the balance sheet in the fourth quarter.

▪	Assets held in managed funds grew to more than $3.1 billion as of December 31, 2015, reflecting the acquisition of FOC Partners, which added nearly $2.3 billion to managed assets at acquisition.
▪

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. Exposure to energy sectors was 2.1%, consistent with the prior quarter.  As of December 31, 2015, no outstanding borrowings by a single obligor represented more than 1.2% of total loans outstanding, and the ten largest obligors comprised approximately 9.3% of the loan portfolio.

Net Interest Income / Margin

▪

Net interest income increased by $1.1 million, or 5%, to $24.4 million in the fourth quarter compared to $23.2 million in the prior quarter as a $6.0 million increase in interest income significantly exceeded a $4.9 million increase in interest expense.  The increase in interest income was due primarily to a 10% increase in average interest earning assets for the fourth quarter compared to the prior period.

▪

The portfolio yield remained relatively stable at 6.33% in the fourth quarter of 2015 compared to 6.32% in the prior quarter and 5.97% in the fourth quarter of 2014.  The portfolio yield for 2015 was 6.27%, up from 6.09% in 2014, which reflected the impact of new credit investments with higher yields made in 2015.

▪

Funding costs remained consistent at 4.32% in the fourth quarter compared to 4.31% in the prior quarter, but increased from 3.53% in the comparable period in the prior year.  For 2015, funding costs were 4.35% compared to 3.12% in 2014 due primarily to the issuance of 7.25% senior notes during the year.

▪

Net interest margin narrowed to 2.45% for the fourth quarter of 2015 compared to 2.57% for the prior quarter and 2.90% in the fourth quarter of 2014 due primarily to higher leverage for the sequential quarter comparison and a combination of leverage and a higher cost of funds due partly to the issuance of long term debt during 2015.

Non-Interest Income

▪

Non-interest income was $3.3 million for the fourth quarter of 2015, down slightly from $3.5 million for the third quarter and up from $0.3 million in the fourth quarter of 2014. The change from the third quarter was due primarily to the recognition of unrealized losses totaling $6.5 million on loans-held-for sale and a total return swap, as well as a decrease in capital markets fees of $1.3 million from the previous quarter, which was offset by an increase in asset management income of $2.7 million and a $2.1 million gain on the sale of equity interests held by the Company.  At December 31, 2015, the reference portfolio underlying the swap had an unrealized loss of approximately $5.1 million.

▪

Other non-interest income in the fourth quarter of 2015 was centered in $0.8 million of unused fees on revolving credit commitments, $0.3 million of administrative agency fees and $0.2 million of amendment fees.

▪

Non-interest income for the full year was $18.4 million, up $6.9 million or 60% from $11.2 million in 2014 led by a $9.0 million increase in capital markets fees and a $5.6 million increase in asset management income, which was partly offset by a reduction of approximately $4.7 million in gains on the sale of equity interests and lower OREO income.

Credit Performance

▪

Provision expenses remained within expected ranges in the fourth quarter and at levels for the year we believe are consistent with the current stage of the business cycle.  The Company has been somewhat insulated from the collapse in commodity prices and has under-weighted energy sectors as part of its credit strategy.  Loans to companies in energy sectors, as a result were limited to 2.1% of total loans at year end.

▪	Total credit costs in the fourth quarter of 2015 decreased by $0.9 million to $3.7 million from $4.5 million in the prior quarter due primarily to a shift in the mix of assets.
▪	Total specific provision expense increased by approximately $0.8 million in the fourth quarter of 2015 to $2.4 million compared to $1.6 million in the prior quarter.
▪	Total provision expense for 2015 was $18.4 million, or 0.57% of average loans and investments during the year, down from $27.1 million, or 1.17% of average loans in 2014.
▪

Charge-offs of $0.1 million were more than offset by recoveries totaling $0.7 million in the fourth quarter.  Net charge-offs for the year were $3.4 million, or 0.11% of average loans down sharply from $25.3 million, or 1.1% of average loans in 2014.

▪

The allowance for credit losses was $58.7 million, or 1.81% of consolidated loans and approximately 53% of NPLs, at December 31, 2015, compared to $54.5 million, or 1.76% of loans and approximately 51% of NPLs, at September 30, 2015.

▪

Non-performing assets increased slightly to $111.3 million, or 3.44% as a percentage of loans at December 31, 2015 compared to $107.7 million or 3.48% of loans at the end of the prior period due to the addition of one legacy loan totaling $7.7 million and a $0.4 million equipment lease to non-accrual status during the fourth quarter of 2015.

Expenses

▪

Operating expenses increased by approximately $3.5 million to $16.9 for the fourth quarter from $13.4 million in the prior quarter due to higher compensation expense related to the acquisition of FOC Partners.

▪	As a result, expenses as a percentage of average assets increased to 1.68% over average assets in the fourth quarter compared to 1.45% for the prior quarter.
▪	Adjusted operating expenses, excluding non-cash equity compensation were $16.1 million in the fourth quarter compared to $12.5 million in the third quarter.
▪	The Company had 122 full-time employees at December 31, 2015 compared to 110 full-time employees at September 30, 2015. The increase in headcount was due primarily to the acquisition of FOC Partners.

Income Taxes

▪

Deferred income taxes decreased to $33.1 million as of December 31, 2015 compared to $35.6 million as of September 31, 2015 due primarily to option exercises during the fourth quarter and changes in the temporary differences between how depreciation on certain leased equipment in our Equipment Finance portfolio is recognized for book and tax purposes.

▪

Approximately $29.1 million and $13.7 million of the net deferred tax asset as of December 31, 2015 were related to our allowance for credit losses and incentive compensation, respectively, which was partially offset by $11.1 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

•

Total cash and equivalents as of December 31, 2015 were $189.9 million, of which $35.9 million was unrestricted. Unrestricted cash decreased from approximately $57.5 million at September 30, 2015 due primarily to the timing of expenditures and cash distributions from CLO trusts. Restricted cash increased to approximately $154.0 million at December 31, 2015 from approximately $140.9 million as of September 30, 2015.

•	Advances under credit facilities increased by approximately $218 million during the fourth quarter to fund new lending and investment activity.
•

Term debt securitizations decreased from the prior quarter by approximately $53 million to $1.8 billion at December 31, 2015.  The decrease was due primarily to the continued amortization of the 2007-1 CLO.

•

$25 million of additional long-term subordinated notes were issued in the quarter under an existing commitment from funds managed by GSO Capital and Franklin Square.  The remaining $25 million of that commitment was drawn subsequent to the end of the year.

•	Issued $80 million of additional 7.25% senior notes due 2020 in November 2015.
•

Total debt increased by approximately $229 million to $3.4 billion at December 31, 2015, which led to an increase in balance sheet leverage to 5.1x from 4.8x at September 30, 2015. The increase was due primarily to the company’s issuance of senior and subordinated notes, as well as advances under its credit facilities.

Equity

▪

Book value per share decreased $0.23 to $14.17 at the end of the fourth quarter of 2015, down from $14.40 at the end of the prior quarter due primarily to an increase in the basic share count due to the exercise of stock options and comprehensive income for the quarter, which reflected approximately $2.9 of unrealized losses on securities recorded in other comprehensive income. Book value per share increased 3.1% from the same quarter of last year.

▪

Average diluted shares outstanding were 47.0 million shares for the quarter, down from 48.2 million for the prior quarter, and total outstanding shares at December 31, 2015 were 46.5 million compared to 45.8 million at September 30, 2015.

▪	Pre-tax returns on average equity decreased to 4.3% in the fourth quarter, from 5.3% in the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through February 18, 2016 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 62163542. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of corporate debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. NewStar originates loans and leases directly through specialized lending platforms staffed by teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company also manages a series of credit funds that offer co-investment opportunities in middle market loans to institutional investors.   NewStar provides credit commitments of up to $50 million and will selectively underwrite or arrange larger transactions through a strategic relationship with GSO Capital and funds sponsored by Franklin Square Capital Partners, or for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien, CT, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown
500 Boylston St., Suite 1250
Boston, MA 02116
P. 617.848.2558
F. 617.848.4390
rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, and our expectations regarding our ability to support continued future asset growth.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2014 Annual Report on Form 10-K, as amended, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC on or before March 15, 2016 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to Adjusted operating expenses refer to operating expenses, excluding compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses Adjusted operating expenses to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 13 and 14 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31,	September 30,	December 31,
($ in thousands)	2015	2015	2014
Assets:

Cash and cash equivalents	$35,933	$57,472	$33,033
Restricted cash	153,992	140,854	95,411
Cash collateral on deposit with custodian	61,081	53,738	38,975
Investments in debt securities, available-for-sale	94,177	94,328	46,881
Loans held-for-sale, net	478,785	427,418	200,569
Loans and leases, net	3,134,072	2,991,370	2,305,896
Deferred financing costs, net	40,733	41,606	26,514
Interest receivable	13,932	9,668	7,477
Property and equipment, net	638	624	660
Deferred income taxes, net	33,133	35,627	28,078
Income tax receivable	5,342	-	3,388
Goodwill	17,884	-	-
Identified intangible asset, net	910	-	-
Other assets	21,504	16,816	24,127
Total assets	$4,092,116	$3,869,521	$2,811,009

Liabilities:

Credit facilities	$843,896	$625,595	$487,768
Term debt securitizations, net	1,837,889	1,890,765	1,193,187
Repurchase agreements	96,789	137,640	57,227
Senior notes, net	379,232	300,000	-
Corporate debt	-	-	238,500
Subordinated notes, net	215,018	189,852	156,831
Accrued interest payable	18,073	28,261	6,576
Income tax payable	-	3,352	-
Other liabilities	41,741	33,776	29,923
Total liabilities	3,432,638	3,209,241	2,170,012
Total stockholders' equity	659,478	660,280	640,997
Total liabilities and stockholders’ equity	$4,092,116	$3,869,521	$2,811,009

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands, except per share amounts)	2015	2015	2014
Net interest income:
Interest income	$60,591	$54,574	$35,601
Interest expense	36,222	31,345	17,102
Net interest income	24,369	23,229	18,499
Provision for credit losses	3,667	4,534	5,280
Net interest income after provision for credit losses	20,702	18,695	13,219

Non-interest income (loss):
Fee income	2,999	4,573	495
Asset management income	3,707	1,019	511
Loss on derivatives	(5)	(5)	(12)
Gain (loss) on sale of loans	154	360	(41)
Other loss	(3,545)	(2,455)	(1,212)
Total non-interest income (loss)	3,310	3,492	(259)
Operating expenses:
Compensation and benefits	11,905	9,561	7,100
General and administrative expenses	4,967	3,819	3,652
Total operating expenses	16,872	13,380	10,752
Income before income taxes	7,140	8,807	2,208
Income tax expense	2,931	3,665	982
Net income	$4,209	$5,142	$1,226

Net income per share:
Basic	$0.09	$0.11	$0.03
Diluted	$0.09	$0.11	$0.02

Weighted average shares outstanding:
Basic	45,601,534	45,744,881	47,571,956
Diluted	46,954,059	48,238,467	50,527,250

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended December 31,
($ in thousands, except per share amounts)	2015	2014
Net interest income:
Interest income	$201,785	$136,171
Interest expense	120,986	57,775
Net interest income	80,799	78,396
Provision for credit losses	18,387	27,108
Net interest income after provision for credit losses	62,412	51,288

Non-interest income:
Fee income	13,508	2,467
Asset management income	6,661	1,054
Loss on derivatives	(29)	(39)
Gain (loss) on sale of loans	467	(230)
Other (loss) income	(2,250)	7,964
Total non-interest income	18,357	11,216
Operating expenses:
Compensation and benefits	35,909	30,383
General and administrative expenses	16,019	15,133
Total operating expenses	51,928	45,516
Operating income before income taxes	28,841	16,988
Results of Consolidated VIE
Interest income	-	5,268
Interest expense - credit facilities	-	2,865
Interest expense - Fund membership interest	-	1,292
Other income	-	229
Operating expenses	-	249
Net results from Consolidated VIE	-	1,091

Income before income taxes	28,841	18,079
Income tax expense	11,951	7,485
Net income	$16,890	$10,594

Net income per share:
Basic	$0.37	$0.22
Diluted	$0.35	$0.21

Weighted average shares outstanding:
Basic	45,630,867	48,266,731
Diluted	47,535,016	51,575,491

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2015	2015	2014
Performance Ratios:
Return on average assets	0.42%	0.56%	0.19%
Return on average equity	2.52	3.10	0.79
Pre-tax return on average equity (ROAE)	4.28	5.31	1.42
Net interest margin, before provision	2.45	2.57	2.90
Operating expenses as a percentage of average AUM	1.06	1.21	1.49
Operating expenses as a percentage of average total assets	1.68	1.45	1.65
Efficiency ratio	60.96	50.07	58.94
Portfolio yield	6.33	6.32	5.97

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.84%	0.93%	1.84%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	0.26	0.28	-
Non-accrual loan rate (at period end)	3.43	3.48	3.70
Non-performing asset rate (at period end)	3.44	3.48	3.84
Annualized net charge off rate (end of period loans)	(0.07)	-	0.59
Annualized net charge off rate (average period loans)	(0.06)	-	0.59
Allowance for credit losses ratio (at period end)	1.81	1.76	1.84

Capital and Leverage Ratios:
Equity to assets	16.12%	17.06%	22.80%
Debt to equity	5.11	4.76	3.32
Book value per share	$14.17	$14.40	$13.75

Average Balances:
Loans and other debt products, gross	$3,792,173	$3,422,587	$2,365,225
Interest earning assets	3,951,302	3,579,431	2,531,808
Total assets	3,986,034	3,664,525	2,582,340
Interest bearing liabilities	3,327,106	2,882,669	1,919,677
Equity	661,339	658,375	616,440
Assets under management	6,340,199	4,388,610	2,870,336

Allowance for credit loss activity:
Balance as of beginning of period	$54,481	$49,947	$41,910
General provision for credit losses	1,244	2,925	2,946
Specific provision for credit losses	2,422	1,609	2,334
Net (charge offs) recoveries	579	-	(3,497)
Balance as of end of period	$58,726	$54,481	$43,693

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2015	2015	2014
Supplemental Data (at period end):
Investments in debt securities	$100,943	$100,838	$50,813
Loans held-for-sale	485,874	431,811	202,369
Loans held-for-investment	3,243,580	3,090,290	2,370,255
Loans and investments in debt securities	3,830,397	3,622,939	2,623,437
Deferred fees, net	(65,104)	(56,711)	(27,108)
Allowance for loan losses - general	(31,506)	(29,314)	(22,258)
Allowance for loan losses - specific	(26,753)	(23,798)	(20,725)
Total loans and investments in debt securities, net	$3,707,034	$3,513,116	$2,553,346

Unused lines of credit	601,805	484,721	317,583
Standby letters of credit	8,696	8,082	7,911
Total unfunded commitments	$610,501	$492,803	$325,494

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2015	2014
Performance Ratios:
Return on average assets	0.49%	0.42%
Return on average equity	2.56	1.72
Net interest margin, before provision	2.39	3.17
Operating expenses as a percentage of average total assets	1.51	1.80
Operating expenses as a percentage of average AUM	1.12	1.77
Efficiency ratio	52.37	50.32
Portfolio yield	6.27	6.09

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.10	1.07
Annualized net charge off rate (average period loans)	0.11	1.10

Average Balances:
Loans and other debt products, gross	$3,216,805	$2,320,186
Interest earning assets	3,380,100	2,508,729
Total assets	3,449,618	2,543,967
Interest bearing liabilities	2,782,044	1,983,516
Equity	658,600	617,044
Assets under management	4,626,098	2,586,986

Allowance for credit loss activity:
Balance as of beginning of period	$43,693	$41,854
General provision for credit losses	8,892	5,038
Specific provision for credit losses	9,495	22,070
Net charge offs	(3,354)	(25,269)
Balance as of end of period	$58,726	$43,693

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2015	2015	2014
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.60	1.36	1.53

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$16,872	$13,380	$10,752
Less: non-cash equity compensation expense (2)	823	839	789
Adjusted operating expenses	$16,049	$12,541	$9,963

Average Balances:
Equity	$661,339	$658,375	$616,440
Adjusted equity	$661,339	$658,375	$616,440

	Three Months Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$20,702	$18,695	$13,219
Non-interest income	3,310	3,492	(259)
Risk-adjusted revenue	$24,012	$22,187	$12,960

(1)	Adjustments are pre-tax, unless otherwise noted.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2015	2014
Performance Ratios:
Efficiency ratio	49.07	47.47

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$51,928	$45,765
Less: non-cash equity compensation expense (2)	3,273	2,586
Adjusted operating expenses	$48,655	$43,179

	Year Ended December 31,
	2015	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$62,412	$52,399
Non-interest income	18,357	11,445
Risk-adjusted revenue	$80,769	$63,844

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	December 31,		September 30,		December 31,
($ in thousands)	2015		2015		2014

Portfolio Data:
Senior secured cash flow	$3,008,829	78.6%	$2,880,473	79.5%	$2,044,126	77.92%
Senior secured asset-based	534,979	14.0	469,247	13.0	383,584	14.70
First mortgage	100,732	2.6	100,590	2.8	105,394	4.00
Other	185,857	4.9	172,629	4.7	90,333	3.40
Total	$3,830,397	100.00%	$3,622,939	100.0%	$2,623,437	100.0%

Leveraged Finance	$3,214,131	83.9%	$3,072,524	84.8%	$2,134,459	81.4%
Business Credit	342,281	8.9	274,617	7.6	286,918	10.9
Real Estate	100,732	2.6	100,590	2.8	105,394	4.0
Equipment Finance	173,253	4.5	175,208	4.8	96,666	3.7
Total	$3,830,397	100.0%	$3,622,939	100.0%	$2,623,437	100.0%

Managed Portfolio (AUM)
Middle Market Direct Lending
NewStar Financial, Inc. portfolio (1)	$3,830,397	55.1%	$3,622,939	78.7%	$2,623,437	77.6%
Arlington Program (2)	401,794	5.8	400,711	8.7	399,914	11.8
Clarendon Fund (2)	397,852	5.7	392,281	8.5	235,671	7.0
Credit Opportunities Fund (2)	24,926	0.4	23,694	0.5	36,272	1.1
Sub-total Middle Market Direct Lending	4,654,969	67.0%	4,439,625	96.4%	3,295,294	97.5%
Liquid/Tradeable Credit
Avery Street (2)	123,765	1.8	-	-	-	-
Emerson Place (2)	163,575	2.4	-	-	-	-
Hull Street (2)	499,428	7.2	-	-	-	-
Lime Street (2)	251,628	3.6	-	-	-	-
Longfellow Place (2)	502,038	7.2	-	-	-	-
Staniford Street (2)	400,074	5.8	-	-	-	-
TRS Fund (1,3)	163,399	2.4	163,857	3.6	85,024	2.5
Other (1)	190,590	2.7		-		-
Sub-total Liquid/Tradeable Credit	2,294,497	33.0%	163,857	3.6%	85,024	2.5%
Total Managed Assets	$6,949,466	100.0%	$4,603,482	100.0%	$3,380,318	100.0%

(1)

Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS) and loans held-for-investment, as well as loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(2)	Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.
(3)	TRS Fund is structured as a total return swap that references a portfolio of broadly syndicated loans. NewStar earns net interest income and retains the risk of the reference assets.